UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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APA ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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APA ENTERPRISES, INC.
2950 N.E. 84th Lane
Blaine, Minnesota 55449

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

The 2007 Annual Meeting of the shareholders of APA Enterprises, Inc., a Minnesota corporation (the “Company”), will be held at APA Cables and Networks, Inc. ("APACN"), 5480 Nathan Lane, Suite 120, Plymouth MN 55442, on August 23, 2007, at 3:30 p.m., Central Daylight Time, to consider and vote upon the following matters:

1.	Election of six directors.

2.	Amendment of the Bylaws of the Company to permit uncertificated shares.

3.	Such other business as my properly come before the meeting or any adjournment or adjournments thereof.

We have fixed the close of business on July 5, 2007, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Our transfer books will not be closed.

Whether or not you expect to be present personally at the Annual Meeting, please complete, date, sign, and return the accompanying proxy in the enclosed, self-addressed envelope at your earliest convenience. This will insure your participation in the decisions to be made by the shareholders. We sincerely hope that all shareholders who can attend the Annual Meeting will do so.

BY ORDER OF THE BOARD OF DIRECTORS

Janna R. Severance
Secretary

July 16, 2007

2

-i-

APA ENTERPRISES, INC.
2950 N.E. 84th Lane
Blaine, Minnesota 55449

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
AUGUST 23, 2007

SOLICITATION AND REVOCATION OF PROXIES

The accompanying proxy is solicited by the Board of Directors of APA Enterprises, Inc. (the “Company”) in connection with the 2007 Annual Meeting of the Shareholders of the Company, to be held on August 23, 2007, at 3:30 p.m. Minneapolis time, at the offices of APA Cables and Networks, Inc., a wholly-owned subsidiary of the Company, located at 5480 Nathan Lane, Suite 120, Plymouth, MN 55442 and any adjournments thereof. This Proxy Statement is first being mailed to shareholders on or about July 16, 2007.

How to Vote

•	By signing and returning the enclosed proxy card, you will be giving your proxy to our Board of Directors and authorizing them to vote your shares.

How Your Proxy Will be Voted; Board Recommendations

•
Unless revoked, all properly executed proxies will be voted as specified. Proxies that are signed but that lack any specification will, subject to the following, be voted as follows, in accordance with the recommendations of the Board: FOR all nominees for director and FOR the amendment to the Bylaws to permit uncertificated shares. If any other matters properly come before the Annual Meeting, or if any of the persons named to serve as directors should decline or be unable to serve, the persons named in the Proxy will vote in accordance with their discretion.

How to Revoke Your Proxy

•
You have the power to revoke your proxy at any time before the convening of the Annual Meeting. Revocations of proxy will be honored if received by us, at the Company, addressed to the attention of Cheryl Podzimek, before the meeting on August 23, 2007. In addition, on the day of the meeting, prior to the convening thereof, revocations may be delivered to the tellers who will be seated at the door of the meeting room.

Abstentions

•
If you abstain from voting as to any matter, your shares shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to any proposal will have the same effect as votes against such proposal.

Broker Non-Votes

•
If a broker turns in a “non-vote” proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote proxy will be considered present at the meeting for purposes of determining a quorum but will not be considered to be represented at the meeting for purposes of calculating the vote required for approval of such matter.

Cost of Solicitation

•
We will pay all expenses in connection with the solicitation of proxies. Proxies are being solicited primarily by mail, but officers, directors, and other employees of the Company may also solicit proxies by telephone, telegraph, or personal calls. No extra compensation will be paid by us for such solicitation. We may reimburse brokers, banks, and other nominees holding shares for others for the cost of forwarding proxy materials to, and obtaining proxies from, their principals.

VOTING RIGHTS

Only shareholders of record at the close of business on July 5, 2007, are entitled to notice of and to vote at the meeting or any adjournment thereof. As of that date, we had issued and outstanding 11,872,331 shares of common stock. Each holder of record of our common stock is entitled to one vote for each share registered in the shareholder’s name as of the record date. The Articles of Incorporation of the Company do not grant the shareholders the right to vote cumulatively for the election of directors. No shareholder will have appraisal rights or similar dissenter’s rights as a result of any matters expected to be voted on at the meeting.

The presence in person or by proxy of holders of a majority of the shares of common stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business.

OWNERSHIP OF COMMON STOCK

The following table shows as of July 5, 2007, the stock ownership of (i) all persons known by us to be beneficial owners of more than five percent of our outstanding shares of common stock, (ii) each director and each nominee for election as a director, (iii) the Named Executive Officers (as defined below under the caption “Executive Compensation”), and (iv) all current directors and executive officers as a group:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Outstanding Shares

Anil K. Jain 2950 N.E. 84th Lane Blaine, Minnesota 55449	1,670,502 (l)	14.1

Cheryl Beranek Podzimek 5480 Nathan Lane Plymouth, Minnesota 55442	21,100 (2)	*

Bruce G. Blackey 2950 N.E. 84th Lane Blaine, Minnesota 55449	-0-	*

Herman Lee 20152 Highway 9N Borup, Minnesota 56519	761,700	6.4

John G. Reddan 2950 N.E. 84th Lane Blaine, Minnesota 55449	26,000 (3)	*

Ronald G. Roth 2950 N.E. 84th Lane Blaine, Minnesota 55449	349,800 (3)	3.0

Stephen L. Zuckerman, M.D. 2950 N.E. 84th Lane Blaine, Minnesota 55449	38,000 (3)	*

Donald R. Hayward 2950 N.E. 84th Lane Blaine, Minnesota 55449	-0-	*

All current directors and executive officers as a group (6 persons)	2,105,402 (4)	17.7

*	Less than 1%.
(1)	Includes 5,250 shares held by Dr. Jain as custodian for minor relatives. Dr. Jain disclaims beneficial ownership of such shares.
(2)	Includes 21,100 shares that may be acquired upon exercise of options that are or will become exercisable within sixty days of the record date.
(3)	Includes 25,000 shares that may be acquired upon exercise of options that are or will become exercisable within sixty days of the record date.
(4)	Includes 96,100 shares that may be acquired upon exercise of options that are or will become exercisable within sixty days of the record date.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Nominating Committee has named the individuals listed below for election as directors, each to serve until the next annual meeting of the shareholders and until his successor is elected and qualified or until his earlier resignation or removal. Four of the six nominees are currently directors.

Unless instructed not to vote for the election of directors or not to vote for any specific nominee, your proxy will be voted to elect the listed nominees. If any nominee withdraws as a candidate or is otherwise unavailable to stand for election at the meeting, the named proxies will vote for such other persons as they may determine, in their discretion. We do not anticipate that any candidate will withdraw.

The following information is provided with respect to the nominees for directors:

Name	Age	Director Since

Anil K. Jain	61	1979
Ronald G. Roth	62	2002
Stephen L. Zuckerman, M.D.	65	2002
John G. (Jack) Reddan	76	2002
Cheryl Beranek Podzimek	44	New nominee
Donald R. Hayward	49	New nominee

Dr. Anil K. Jain served as president of the Company from 1979 through June 2007, as Chairman of the Board from 1987 through June 2007, and as chief executive officer from 1988 through June 2007. He also served as chief financial officer and treasurer from 1979 through August 2000 and from 2003 through June 2007. Dr. Jain is a past director and former chairman of Minnesota Project Innovation, Inc., a nonprofit corporation.

Ronald G. Roth was elected Chairman of the Board of the Company in June 2007. Mr. Roth was Chairman of the Board and Chief Executive Officer of Waste Systems Corp., a privately held waste hauling and disposal company, for 25 years prior to its sale to a national solid waste management company in 1995. From 1995 to 2001, he was Chairman of the Board of Access Cash International L.L.C., a North American provider of ATMs and related processing and financial services until its sale to a national payment and technology solutions company. Since 1990 he has been an owner of, and has served in various capacities, including director and officer, with Phillips Recycling Systems, a privately held regional recycling service provider in Minnesota. Mr. Roth graduated with a B.A. in Marketing from Michigan State University.

Dr. Stephen L. Zuckerman served as a director of the Company from January 1986 through August 1991 and was reappointed to the Board in February 2002. Dr. Zuckerman practices internal medicine at Aspen Medical Group East Lake Street Clinic, and in addition, has been actively involved for many years with developing companies in the high tech area. He served as chairman of the board of ProtaTek International Inc., a biotechnology company manufacturing for the human and veterinary marketplace (1984 to 1987), as co-founder and chairman of the board of Hypertension Diagnostic Inc., also a biotechnology company that has developed a methodology for early detection of blood vessel disorders (1988 to 1991), and as a member of the board of Biosensor Inc. (1989 to 1991) and Micromedics Inc. (1986 to 1991 and February 2002 to present). From 1982 to 1995 Dr. Zuckerman was president of M-T Venture Capital Fund, Inc., a Minnesota corporation created to invest in early-stage biotechnology and medical technology companies. Since 1976, Dr. Zuckerman has consulted in the health care delivery field, focusing his efforts on the regionalization of health care services. He was the designer, founder and director of the University of Minnesota Hospitals’ Outreach Program from 1976 to 1984. Besides his internal medicine practice, Dr. Zuckerman presently is chairman of the board of The Foundation for Rural Health Care, a nonprofit organization that owns and manages three rural nursing homes, and a member of the board of Micromedics, Inc. He is also president of M-T Venture Capital Fund II, Inc. and chairman of the board of The University Film Society, Minneapolis, Minnesota (2000 to present).

John G. (Jack) Reddan joined the Board of Directors in November 2002. Mr. Reddan, retired, has worked as a volunteer with the Presbytery of the Twin Cities Area (Presbyterian Church USA) in computer application, hardware and software support, and accounting and finance. From 1992 to 1994, immediately following his retirement for Unisys Corp., he worked as a volunteer with the Presbyterian Border Ministries in McAllen, Texas in multiple capacities, including accounting consulting, which he continued until 1999. His last position at Unisys (1986 until retirement in 1991) was as Program Manager - Communication Systems, where he was responsible for budgets, procurement, and administration of hardware and software development. During his career with Unisys (then known as Sperry Univac) he served as General Manager of its division in Brazil (1970-1973) and as European regional manager for sales to the U.S. government and military in Frankfurt, Germany (1967-1969).

Cheryl Beranek Podzimek joined APA in July 2003 as President of its subsidiary, APACN. In June 2007, she was named President and CEO of APA. Prior to 2003, Ms. Podzimek was President of Americable, which was acquired by APACN in June 2003. She served as President of Americable from 2002 to 2003. From 2001 to 2002 Ms. Podzimek was Chief Operating Officer of Americable. Previously, Ms. Podzimek held a variety of lead marketing positions with emerging high-growth technology companies. She served as Vice President of Marketing from 1996-2001 at Transition Networks, a manufacturer of network connectivity products, Director of Marketing from 1992 to 1996 at Tricord Systems, an early stage multi-processor based super server manufacturer, and Director of Marketing from 1988 to 1992 at Digi International, a designer and manufacturer of connectivity products. Earlier in her career Ms. Podzimek held marketing positions for non-profit organizations, including the City of Fargo, the Metropolitan Planning Commission of Fargo/Moorhead and North Dakota State University.

Donald R. Hayward is currently President of Engel Diversified Industries (EDI), a privately held manufacturing company. Immediately prior to joining EDI, Mr. Hayward held the position of Director of Corporate Services at Minnesota Technology, Inc. (MTI) a publicly funded, private non-profit in support of Minnesota’s technology community. Prior to 1998, Mr. Hayward spent nearly 20 years working in business administration, finance and manufacturing for LecTec, Pine Island & Goodhue Elevator Associations, the Pillsbury Corporation as well as a private elementary school. Mr. Hayward is a graduate of the University of Wisconsin with a Bachelor of Science in Business Administration and Economics.

Board Meetings. The Board of Directors held 8 meetings during fiscal 2007. All directors attended 100% of the meetings of the Board of Directors and of each committee on which they served.

Committees

The Company has an audit committee, a compensation committee, and a nominating committee, each of which is comprised of all non-employees (outside directors). The members of these committees during fiscal 2007 were as follows:

Audit Committee	Compensation Committee	Nominating Committee

Ronald Roth	Ronald Roth, Chairman	Ronald Roth, Chairman
Stephen Zuckerman	Stephen Zuckerman	Stephen Zuckerman
Jack Reddan, Chairman	Jack Reddan	Jack Reddan

Audit Committee. The audit committee has sole authority to appoint, review and discharge our independent public accountants. The committee also reviews and approves in advance the services provided by the independent public accountants and reviews our internal accounting controls. The audit committee operates under a written charter adopted by the Board of Directors. All members of the Audit Committee are “independent” under the current NASDAQ stock market listing standards. The Board has identified John G. Reddan as the current member of our Audit Committee who meets the definition of an “Audit Committee Financial Expert” under rules of the Securities and Exchange Commission. During fiscal 2007, the Audit Committee held 5 meetings. See “RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS - Report of Audit Committee” below.

Compensation Committee. The compensation committee develops general compensation policies and establishes compensation plans and specific compensation levels for executive officers. The compensation committee met once during fiscal 2007 to consider the compensation of the executive officers. See “EXECUTIVE COMPENSATION - Report of Compensation Committee” and "COMPENSATION DISCUSSION AND ANALYSIS".

Nominating Committee. The nominating committee selects nominees for election as directors of the Company. In fiscal 2007, the nominating committee met once, at which time it selected nominees for election at the upcoming annual meeting. The nominating committee will consider qualified director nominees recommended by shareholders for election in 2008 and beyond. Our process for receiving and evaluating Board member nominations from our shareholders is described below under the caption “Nomination of Director Candidates.”

Compensation of Directors.

The following table provides information on the compensation paid in fiscal 2007 to each of our non-employee directors. Dr. Jain, who is employed by the Company, received no compensation for his Board activities.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All other Compensation ($)	Total ($)
Ronald G. Roth	$5,000	-	$2,307	-	-	-	$7,307

John G. Reddan	$5,000	-	$2,307	-	-	-	$7,307

Stephen L. Zuckerman	$5,000	-	$2,307	-	-	-	$7,307

(1)
On August 18, 2006 each board member was granted a six year option to purchase 5,000 shares of the Company’s Common Stock at an exercise price of $1.28 per share with a one year vesting period. Represents the amount recognized for financial statement reporting purposes for the fiscal year ended March 31, 2007 in accordance with FAS 123(R). The assumptions used to determine the valuation of the awards are discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Note N to our consolidated financial statements, each included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 22, 2007. Each of the option awards, computed in accordance with FAS 123(R), is the same as the amount recognized for financial statement reporting purposes as reflected in this column. The full grant date fair value of all the awards to these directors, computed in accordance with FAS 123(R), is $11,206.

As of March 31, 2007, each non-employee director had 25,000 options outstanding

Code of Ethics

The Company has adopted a code of ethics applicable to its chief executive officer and senior financial officer. The code is available at no charge by request to the Company in writing, to the attention of the Comptroller. Additionally, the code is filed with the Securities and Exchange Commission as an exhibit to the Company’s Report on Form 10-KSB for the fiscal year ended March 31, 2004 and is available on our website (www.apaenterprises.com).

Nomination of Director Candidates

Effective May 27, 2005, the Board of Directors appointed a standing nominating committee for selection of nominees for election to the Board of Directors. The committee’s charter is available on our website (www.apaenterprises.com) or by request in writing to the Company (Attn: Chief Financial Officer).

The nominating committee determines the required selection criteria and qualifications of director nominees based upon the needs of the Company at the time nominees are considered. In general, at a minimum, a candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. In addition, the committee evaluates candidates based on financial literacy, knowledge of the Company’s industry or other background relevant to the Company’s needs, status as a shareholder in the Company, “independence” for purposes of compliance with the rules of the SEC and the Nasdaq Stock Market, and willingness, ability, and availability for service. Candidates will be preferred who hold an established executive level position in business, finance, law, education, research or government. When current Board members are considered for nomination for reelection, the nominating committee also takes into consideration their prior APA Board contributions, performance and meeting attendance records.

The nominating committee has not utilized the services of any third party search firm to assist in the identification or evaluation of Board member candidates. However, the committee may engage a third party to provide such services in the future, as it deems necessary or appropriate at the time in question.

The nominating committee will consider qualified candidates for possible nomination that are submitted by our shareholders. Shareholders who wish to make such a submission may do so by sending the following information to the nominating committee c/o APA Enterprises, Inc., Attn: Comptroller: (1) name of the candidate and a brief biographical sketch and resumé; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; (3) a signed statement as to the submitting shareholder’s current status as an owner and the number of shares currently held. Nominations are further subject to the requirements of Section 2.14-a of the Company’s Bylaws. Our Bylaws are available on our website (www.apaenterprises.com) or by request in writing to the Company (Attn: Chief Financial Officer).

This information will be evaluated against the criteria established by the committee and the specific needs of the Company at that time. Based upon such preliminary assessment, candidate(s) who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the committee will determine which nominee(s) to propose for election at the next annual meeting. The committee will use the same process for evaluating all nominees, regardless of the source of the nomination.

No candidates for director nominations were submitted to the committee by any shareholders in connection with the 2007 Annual Meeting. Any shareholders desiring to present a nomination for consideration by the committee prior to our 2008 annual meeting must do so at least 90 days prior to the one year anniversary of this year’s Annual Meeting (i.e. 90 days prior to August 23, 2008), as required by Section 2.14-a of our Bylaws.

Shareholder Communication with the Board

We do not have a formal procedure for shareholder communication with our Board of Directors. In general, our officers are easily accessible by telephone or mail. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our Comptroller at the Company address with a request to forward the same to the intended recipient. All such communications will be forwarded unopened.

We encourage all incumbent directors, as well as all nominees for election as director, to attend the annual meeting of shareholders. At the August 2006 annual meeting all then nominated and incumbent directors were in attendance.

Equity Compensation Plan Information. The Company currently has three compensation plans: the 1993 Directors Plan, the 1997 Stock Compensation Plan, and the 2007 Stock Compensation Plan, all of which have been approved by the shareholders of the Company. In addition, the Company has issued warrants to its directors and certain service providers. These awards have not been presented to or approved by the shareholders. The following table presents information as of March 31, 2007 about these plans and awards.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	233,150	$1.90	716,850

Equity compensation plans not approved by shareholders	350,000	$3.00	Not applicable*

Total	583,150	$2.56	716,850

* These securities are comprised solely of warrants that were not issued pursuant to any formal plan with an authorized number of securities available for issuance.

Accounting Treatment. In December 2004, the Financial Accounting Standards Board ("FASB") issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Generally the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure will no longer be an alternative. The provisions in Statement 123(R) became effective for all stock options or other equity-based awards to employees or directors that vest or became exercisable in the Company's first quarter of fiscal 2007. The Company reported its first fiscal quarter of 2007 in accordance with the new standard.

EXECUTIVE COMPENSATION

Summary Compensation Table. The following table sets forth certain information regarding compensation paid during fiscal year 2007 to our chief executive officer and our other executive officers whose total annual compensation in fiscal 2007 (based on salary and bonus) exceeded $100,000 (the “Named Executive Officers”).

Name and Principal Positions	Fiscal Year	Salary	Bonus	Stock Awards	Option Awards	Non-equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Anil K. Jain	2007	$189,108	$30,000(1)	$-	$-	$-	$-	$9,469 (2)	$228,577
President, Chief Executive Officer, and Chief Fiancial Officer

Cheryl Beranek Podzimek,	2007	$119,848	$37,850(3)	$-	$-	$-	$-	$4,731 (4)	$157,698
President, APACN

(1)	Consists of bonus awarded to Dr. Jain for fiscal year 2006 performance.
(2)	Consists of taxable fringe benefits and Company contribution on Dr. Jain’s behalf to 401(k) plan.
(3)	Consists of bonus award to Ms. Podzimek in the amount of $22,850 related to fiscal year 2006 and $15,000 related to the first three quarters of fiscal year 2007.
(4)	Consists of Company contribution on Ms. Podzimek’s behalf to 401(k) plan.

Change of Control Arrangement. We have an agreement with Anil K. Jain providing for certain benefits in the event of a change in control of the Company and in certain other circumstances. A “change in control” for purposes of the agreement includes a consolidation or merger of the Company in which the Company is not the continuing or surviving corporation, any sale, lease, exchange, or transfer of all or substantially all of the assets of the Company, approval by the shareholders of any plan or proposal for liquidation or dissolution of the Company, the acquisition by any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of 30% or more of the Company’s outstanding common stock, or a change in the board of directors of the Company during any period of two consecutive years such that individuals who at the beginning of such period constituted the entire Board of Directors cease for any reason to constitute a majority (with certain exceptions).

In June 2007, Dr. Jain’s employment terminated without a change in control. Pursuant to the terms of the agreement, we will pay him an amount equal to twice his annual salary, as in effect as the date of termination, over a period of two years, payable in quarterly installments corresponding to our regular payroll dates.

In addition, we have an agreement with Dr. Jain providing that upon the occurrence of a change in control, Dr. Jain will have the option to request the Company to purchase from him a number of shares of his common stock equal to up to 4% of the shares of common stock outstanding immediately prior to the change in control at a price per share equal to the highest per share price paid in connection with the change in control event or the highest price paid in the public market within the twelve months preceding Dr. Jain’s exercise of the option. This option is effective for a period of twelve months after the change in control.

We have an agreement with Cheryl Beranek Podzimek providing for certain benefits in the event of a change in control (as defined in the agreement) of the Company. If, following a change in control, or if APA sells substantially of the assets of APACN (a “Subsidiary Sale”) and within six months after the change of control of APA or within six months after the closing of the Subsidiary Sale, Ms. Podzimek’s employment is involuntarily terminated for any reason other than “cause” (as defined in the agreement) , or Ms Podzimek voluntarily terminates her employment for “good reason” (as defined in the agreement), she shall be entitled to payment of any bonus accrued at the time of termination and to continuation of her salary then in effect for up to twelve months.

Grants of Plan-Based Awards

There were no grants of Plan Based Awards in fiscal year 2007 to officers of the Company.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards

Name	# of Securities Underlying Unexercised Options (#)Exercisable	# of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive Plan Awards: # of Securities underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
Anil K. Jain(1)	-	-	-	-	-

Cheryl Beranek Podzimek	18,000	17,000	-	$2.55	10/30/2009

	-	10,000	-	$1.30	8/18/2011

(1) Anil K. Jain has no outstanding equity awards at fiscal year ended March 31, 2007

Option Exercises and Stock Vested

There were no options exercised or stock vested in fiscal year 2007 to officers of the Company.

Pension Benefits

There were no pension benefits in fiscal year 2007 to officers of the Company.

Nonqualified Deferred Compensation

There was no non qualified deferred compensation in fiscal year 2007 to officers of the Company.

Report of the Compensation Committee

The compensation committee oversees (i) the compensation of the Company's directors and principal officers, (ii) the Company's executive compensation policy and (iii) the Company's benefit programs.

The compensation committee has three members, none of whom has any relationship to the Company that interferes with the exercise of his independence from management and the Company, and each of whom qualifies as independent under the standards used by the Nasdaq Stock Market, where the Company's shares are listed.

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing elsewhere in this proxy statement. Based on such review and discussion with management, the compensation committee recommended to the Company's Board of Directors that the Compensation Discussion and Analysis be included in the Company's Proxy Statement on Schedule 14A.

Ronald G. Roth, Chairman	John G. Reddan	Stephen L. Zuckerman, M.D.

Members of the Compensation Committee

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Company's executive compensation program is intended to promote operational success of the Company, based on financial measures. Through competitive performance-based, incentive compensation, we seek to motive our executive officers to deliver results that promote the goals of our shareholders, customers and employees.

Oversight of Executive Compensation

The compensation committee oversees the executive compensation program. During fiscal year 2007, the members of the committee were Ronald G. Roth, John G. Reddan, and Stephen L. Zuckerman. The committee's responsibilities for executive compensation are to establish and administer the compensation policies and programs of the Company, including the form and amounts of compensation paid to the members of the Company's Board of Directors and to the Company's executive officers. The committee has direct responsibility to: (1) review and approve corporate goals and objectives relevant to the compensation of the chief executive officer (CEO), evaluate the CEO's performance in light of those goals and objectives, and, either as a committee or together with the other independent directors, as directed by the Board, determine and approve the CEO's compensation level based on this evaluation; and (2) make determinations or recommendations with respect to non-CEO executive compensation, incentive-compensation plans and equity-based plans.

In its oversight of the Company's executive compensation program, the committee requests recommendations from the CEO and other executive officers with respect to the corporate goals and objectives on which payouts of both annual and long-term incentive compensation are based and with respect to specific issues related to attracting, retaining or motivating individual executive officers. The CEO and executive officers also provide the committee with information on financial performance and budgets, forecasts and accruals.

The Committee is responsible, as part of setting the CEO's compensation, for conducting an annual review of the CEO's performance.

The committee has not utilized the services of any compensation consultant.

Executive Compensation Principles

APA's executive compensation philosophy is to use a combination of salary and performance-based incentive compensation, delivered through annual and long-term incentives, to align executive leadership's interest with those of the Company's shareholders and employees.

Basic principles which guide the committee are as follows:

•
Executive compensation levels must be sufficiently competitive to attract and retain talented leaders. The Company uses the telecommunications industry 50th percentile as the primary reference point for all elements of executive compensation.

•	Executive compensation should be substantially performance-based. Annual and long-term incentives should account for at least 33% of the Named Executive Officers targeted annual compensation.

•	Payouts of annual and long-term incentives must be based on achievement of corporate and business unit goals that reinforce management's link to shareholders and employees.

•	Equity-based incentives are utilized to encourage executive leadership to have a significant stake in the Company's business.

•	The components of an executive's compensation depends on his or her scope of responsibilities, experience, internal equity and the market for executive officers with similar skills and experience.

In considering whether to change compensation materially, the Company considers changes in its business and the market for executive leadership. The Company did not make any material changes to executive compensation in 2007. Prior year compensation is one consideration in setting current year compensation, but it is not the primary driver in determining future compensation.

Base Salary

The role of base salary is to provide a base level of monthly income that is competitive. As stated above, the Company's executive compensation strategy is generally to target the telecommunications industry 50th percentile as the primary reference point. The committee also considers the executive officer's individual performance, experience, financial results, internal equity, and changes in the marketplace in determining base salary.

Annual Incentives

Annual incentives are intended to reward achievement of corporate and business unit operational goals.

In April 2006 the committee set annual incentive targets and related cash awards for 2007 for all Company officers. These target awards included 50% of salary for the CEO and 67% of salary for the President of APACN. Payouts of annual incentive awards were determined based on the level of achievement of corporate financial and operational goals and business unit operational goals previously approved by the committee and described below. In May 2007, the committee and Board reviewed performance against these goals. Due to the performance of APA Enterprises, no bonus was awarded to the CEO. Goals for the president of APACN were based on achievement of specified annual combined revenue and earnings before interest, tax, depreciation, and amortization expense (“EBITDA”) levels for APACN, with interpolation of actual results between levels based primarily on EBITDA. The board awarded the president of APACN a bonus of $25,800. In addition, during the fiscal year she received $5,000 for each of the first three quarters and no bonus for the fourth quarter of fiscal year 2007. These quarterly bonus payments were paid out based on achieving specified revenue and EBITDA levels for the quarter.

Long-Term Incentives

The role of long-term incentives is to align management's interests with the Company's long-term strategy and with shareholders. For 2007, long-term incentives consisted of grant of stock options under the Company's 2007 Stock Compensation Plan.

Cheryl Beranek Podzimek, CEO of the Company and President of APACN, currently has two stock options - one issued on October 30, 2003 for 35,000 shares at an exercise price of $2.55 per share and one issued on August 18, 2005 for 10,000 shares at an exercise price of $1.30 per share. Both options become exercisable in 5 installments, commencing on the first anniversary of the grant date, and expire on the sixth anniversary of the grant date.

Other Benefits

Severance Policies.

We have separation agreements in place with Anil K. Jain, former CEO of the Company, and Cheryl Beranek Podzimek, CEO of the Company and president of APACN, which includes clauses in the event of change in control or involuntary termination. In addition, we have a stock repurchase agreement and split dollar life insurance arrangement with Mr. Jain. See “EXECUTIVE COMPENSATION” and "CERTAIN RELATIONSHIPS AND TRANSACTIONS".

Impact of Accounting Treatment on Executive Compensation

The Company does not have a policy with respect to executive officers' forfeiting, adjusting, or recovering annual or long-term incentive awards upon restatement of earnings.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Lease for Company Facility. We have leased our principal executive office and manufacturing facility in Blaine, Minnesota since December 1, 1984 from Jain-Olsen Properties, a partnership consisting of Anil K. Jain and Kenneth A. Olsen (Mr. Olsen is a former officer of and director of the company). Certain terms of the lease are set forth in Note O of Notes to Financial Statements included in our 2007 Form 10-K, which is being distributed with this proxy statement. The lease expires on November 30, 2009 and provides options to extend through November 30, 2019. We made rent and tax payments under the lease of $166,127 and $160,206 to Jain-Olsen Properties during fiscal 2007 and 2006, respectively, and we are obligated to make payments in fiscal 2008 of $128,628 in rent, plus taxes. We believe the current lease terms and the proposed amended lease terms are at least as favorable to us as terms we could have negotiated with an unrelated third party.

India Facility. We currently retain Kul B. Jain as a director of our APA Optronics (India) Private Limited subsidiary that was established in fiscal 2005. Mr. Jain is a brother of Anil K. Jain, formerly President of APA Enterprises, Inc. Kul B. Jain is paid approximately $250 per month in this position. He is not an employee of APA Optronics (India) or APA Enterprises, Inc. On June 28, 2007 we sold all of our interest in our Indian subsidiary to an entity controlled by Anil K. Jain, our former President, on terms deemed by the independent directors to be fair and reasonable to the Company. In brief, the purchase price of $500,000 is payable over 5 years and is secured by pledges of stock and Dr. Jain’s payments under his separation agreement, as well as by a guarantee from Dr. Jain.

Key Man Insurance. We maintain key man insurance in the amount of $2,000,000 on the life of Anil K. Jain. Up to $500,000 of the proceeds is intended to be used to purchase shares of our common stock owned by the insured at the request of the personal representative of the insured’s estate. The per share price for the repurchase will be the fair market value of the common stock as of the date of the event triggering the repurchase.

Split Dollar Insurance. In November 1989, we adopted a split dollar life insurance plan (the “1989 Plan”) for the benefit of Anil K. Jain. Under the terms of the 1989 Plan, we pay the premiums on a $5 million insurance policy (the “Policy”) on the lives of Dr. Jain and his spouse. The Policy is a whole life, joint and survivor policy, on which all premiums are paid by us and income is imputed to Dr. Jain in an amount equal to the term rate for his insurance as established by the insurer. No premium payments have been made since January 1996. The Policy is owned by the Jain Children’s Irrevocable Trust dated November 28, 1989 (the “Trust”). The 1989 Plan is designed so that we will recover all premium payments and advances made by us on account of the Policy held by the Trust. Our interest in the premium payments and advances is secured by a collateral assignment of the Policy. Upon the death of the last to die of Dr. Jain and his spouse, we will be reimbursed from the insurance proceeds paid to the Trust in an amount equal to the total premiums and advances made by us. In the event the trustee of the Trust surrenders the Policy for its cash surrender value at some date in the future, we will be reimbursed for the premiums paid on the Policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company and any written representations that no Forms 5 were required, the Company believes that all reports required to be filed by its officers, directors, and greater than 10% beneficial shareholders under Section 16(a) of the Exchange Act were timely filed.

PROPOSAL 2: UNCERTIFICATED SHARES

The securities markets in the U.S. and around the world are rapidly moving toward a paperless environment in which securities transactions and ownership of securities are evidenced solely by electronic records. The Company's transfer agent, Wells Fargo Shareowner Services, has introduced the Direct Registration System ("DRS"), which eliminates paper stock certificates, and the Nasdaq Stock Market has adopted rule changes that require its listed companies to become DRS eligible not later than January 1, 2008. Currently, the Company's Bylaws require certificated shares, thus precluding the Company's participation in DRS. In order to permit such participation, the Board has adopted, and recommends that the shareholders approve, the restatement of Sections 5.02 and 5.05 of the Bylaws, as set forth below. If this proposal is approved by the shareholders, the Board of Directors may adopt a resolution, without further approval by shareholders, to the effect that any or all classes of the Company's stock will be uncertificated shares. Outstanding shares would not be decertificated until surrendered to the Company's transfer agent and registrar. The rights and obligations of the holders of certificated and uncertificated shares of the same class and series will be identical.

Section 5.02 Certificate And Uncertificated Shares. Shares of the capital stock of the Company may be certificated or uncertificated, as determined by the Board of Directors. If certificated, the certificates shall be in such form or forms as may be determined by the Board of Directors or those actually used in the event the Board fails to act. Certificates shall be signed by the Chief Executive Officer, a Vice President, the Chief Financial Officer or Treasurer, or the Secretary or an Assistant Secretary. If the Company shall be authorized to issue more than one class of stock or more than one series of any class, the designations, preferences, and relative, participating, optional, or other special rights of the various classes of stock or series thereof and the qualifications, limitations, or restrictions of such rights, together with a statement of the authority of the Board of Directors to determine the relative rights and preferences of subsequent classes or series, shall be set forth in full on the face or back of the certificate which the Company shall issue to represent such stock, or, in lieu thereof, such certificate shall contain a statement that the stock is, or may be, subject to certain rights, preferences, or restrictions and that a statement of the same will be furnished without charge by the Company upon request by a shareholder. Certificates representing the shares of the capital stock of the Company shall be in such form not inconsistent with law or the Articles of Incorporation or these Bylaws, as shall be determined by the Board of Directors.

Section 5.05 Transfer Of Stock. The shares of stock of the corporation shall be transferable upon its books only by the record holder of such stock or by attorney lawfully constituted in writing, and, in the case of certificated shares, upon surrender to the Company of the old stock certificates, properly endorsed, to the person in charge of the stock and transfer books, by whom they shall be cancelled. A record shall be made of each transfer, and whenever a transfer shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer. The Board of Directors may, by resolution duly adopted, establish conditions upon the transfer of shares of stock to be issued by the Company, and the purchasers of such shares shall be deemed to have accepted such conditions on transfer upon the receipt of the certificate representing such shares, provided that the restrictions shall be referred to on the certificates or the purchaser shall have otherwise been notified thereof.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Report of Audit Committee

The Audit Committee of the Board of Directors is comprised of three non-employee directors. All members are independent as defined under the rules of The NASDAQ Stock Market.

The Audit Committee held 4 meetings during fiscal 2007. The meetings were designed to facilitate and encourage communication between the Audit Committee and the Company’s independent public accountants, Grant Thornton LLP.

During these meetings, the Audit Committee reviewed and discussed the quarterly and annual financial statements with management and Grant Thornton LLP.

The discussions with Grant Thornton LLP also included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Grant Thornton LLP also provided to the Audit Committee the written disclosures and the letter regarding their independence as required by the Independence Standards Board Standard No. 1. This information was discussed with Grant Thornton LLP.

Based on these discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended March 31, 2007 be included in the Company’s annual report on Form 10-K.

Ronald G. Roth	John G. Reddan	Stephen L. Zuckerman, M.D.

Members of the Audit Committee

Independent Public Accountants’ Fees

The firm of Grant Thornton LLP, independent public accountants, audited our financial statements for the years ending March 31, 2007, 2006 and 2005. Our audit committee has appointed them to serve as our auditors for the fiscal year ending March 31, 2008. Representatives of Grant Thornton LLP are expected to attend the annual meeting to answer any questions and will have the opportunity to make a statement if they wish.

The following table presents fees for professional services rendered for the two most recent fiscal years.

	2007	2006
Audit fees (1)	$95,836	$78,630
Audit-related fees (2)	12,350	10,000
Tax fees
Tax compliance	20,250	18,000
Other tax (3)	2,742	-
	$122,495	$106,630

(1)
Audit fees include fees billed for 2006, fees billed and expected to be billed for 2007 for professional services rendered for the audit of our annual financial statements, the review of our financial statements included in our reports on Form 10-Q, services in connection with registration statements filed with the SEC, and accounting consultations necessary for the rendering of an opinion on our financial statements.

(2)	Audit-related services include due diligence, acquisition-related services and audit expenses of our 401(k) plan and adoption of our 2007 Stock Compensation Plan

(3)	Other tax services include tax planning, state tax planning and other tax consultation.

Our Audit Committee must pre-approve all audit services, engagement fees and terms, and all permitted non-audit engagements, subject to the de minimus exceptions permitted pursuant to the Securities Exchange Act of 1934. Pursuant to its pre-approval policy, the Audit Committee has authorized management to engage Grant Thornton for tax planning and preparation and filing of the Company’s tax returns.

OTHER MATTERS

We are not aware that any matter other than those described in the Notice of Meeting will be presented for action at the meeting. If, however, other matters do properly come before the meeting, it is the intention of Ms. Podzimek and Mr. Goettl (the persons named as proxies) to vote the proxied shares in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

The Company’s 2008 Annual Meeting of Shareholders is expected to be held on or about August 21, 2008, and proxy materials in connection with that meeting are expected to be mailed on or about July 9, 2008. In order to be included in the Company’s proxy materials for the 2007 Annual Meeting, shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before March 15, 2008.

In addition, pursuant to the Company’s Bylaws, a shareholder must give notice to the Company prior to May 25, 2008 of any nominations for director or any proposal which such shareholder intends to raise at the 2008 Annual Meeting. If the Company receives notice of such nomination or proposal on or after May 25, 2008, such nomination or proposal will not be considered at the annual meeting.

Additionally, if the Company receives notice of a shareholder proposal after June 2, 2008, it will be considered untimely pursuant to SEC Rules 14a-4 and 14a-5(e), and the persons named in the proxies solicited by the Board of Directors for the 2008 Annual Meeting may exercise discretionary voting power with respect to the proposal.

ADDITIONAL INFORMATION

A copy of the Company’s Report to Shareholders for the fiscal year ended March 31, 2007, accompanies this Notice of Annual Meeting and Proxy Statement.

THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED MARCH 31, 2007, TO EACH PERSON WHO IS A SHAREHOLDER OF THE COMPANY, UPON RECEIPT OF A WRITTEN REQUEST FOR SUCH REPORT. SUCH REQUESTS SHOULD BE SENT TO:

APA ENTERPRISES, INC.
Attention: Comptroller
2950 N.E. 84th Lane
Blaine, Minnesota 55449

By Order of the Board of Directors

Janna R. Severance
Secretary

July 16, 2007

APA ENTERPRISES, INC.
PROXY
ANNUAL MEETING OF SHAREHOLDERS - AUGUST 23, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Cheryl Podzimek and Chris Goettl (Controller), or either of them, proxies or proxy, with full power of substitution, to vote all shares of common stock of APA Enterprises, Inc. (the “Company”) which the undersigned is entitled to vote at the 2007 Annual Meeting of Shareholders to be held at the offices of APA Cables and Networks, Inc., 5480 Nathan Lane, Suite 120, Plymouth, MN 55442, August 23, 2007, at 3:30 p.m., Central Daylight Time, and at any adjournment thereof, as directed below with respect to the proposals set forth below, all as more fully described in the Proxy Statement, and upon any other matter that may properly come before the meeting or any adjournment thereof.

1.     ELECTION OF DIRECTORS:

FOR all nominees listed below (except as marked to the contrary below) ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐

Anil K. Jain, John G. Reddan, Ronald G. Roth, Stephen L. Zuckerman, Cheryl Beranek Podzimek, and Donald R. Hayward

(INSTRUCTION: To withhold authority for any individual nominee, write that nominee’s name in the space provided below.)

2.    APPROVAL OF AN AMENDMENT TO THE BYLAWS OF THE COMPANY TO PERMIT UNCERTIFICATED SHARES.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.    UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

☐ GRANTED	☐ WITHHELD

The power to vote granted by this Proxy may be exercised by Cheryl Podzimek and Chris Goettl, jointly or singly, or their substitute(s), who are present and acting at said Annual Meeting or any adjournment of said Annual Meeting. The undersigned hereby revokes any and all prior proxies given by the undersigned to vote at this Annual Meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SHAREHOLDER’S INSTRUCTIONS. IF THE SHAREHOLDER EXECUTES THIS PROXY BUT DOES NOT PROVIDE INSTRUCTIONS, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PROPOSED DIRECTORS, FOR THE AMENDMENT TO THE BYLAWS, AND IN THE DISCRETION OF THE PROXY HOLDER ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

It is urgent that each shareholder complete, date, sign, and mail this Proxy as soon as possible. Your vote is important!

Dated and Signed	,	2007

Signature of Shareholder(s)

Signature of Shareholder(s)

Please sign as your name(s) appears above. When signing as attorney, executor, administrator, trustee, guardian, authorized officer of a corporation, or partner of a partnership, please provide the name of the entity on whose behalf you are signing and your title.

PLEASE DO NOT FORGET TO DATE THIS PROXY.

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